Exhibit 99.1

Tronox Reports First Quarter 2013 Financial Results

First Quarter 2013:

•	Revenue of $470 million; adjusted EBITDA of $73 million; adjusted EBITDA margin of 15.5 percent

•	Mineral Sands segment revenue of $298 million; adjusted EBITDA of $157 million

•	Vertical integration on plan, as 69 percent of feedstock revenue derived from intercompany sales, up from 59 percent in fourth quarter 2012

•	Although average market prices declined, Tronox CP titanium slag pricing up versus fourth quarter last year as portion of legacy sales contracts priced below market expired

•	Zircon recovery continues with revenue up 6 percent sequentially driven by 47 percent volume growth

•	Pigment segment revenue of $288 million; adjusted EBITDA of ($37) million

•	Pigment revenue up 13 percent versus fourth quarter last year, driven by 23 percent volume increase to reach highest level since third quarter 2011; selling prices declined 8 percent

Strong Financial Position:

•	Successfully concluded financing of $1.5 billion senior secured term loan

•	Board declared regular quarterly dividend of $0.25 per share payable on May 28, 2013 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on May 20, 2013

STAMFORD, Conn., (May 8, 2013) – Tronox Limited (NYSE:TROX) today reported first quarter 2013 revenue of $470 million and adjusted EBITDA of $73 million for an adjusted EBITDA margin of 15.5 percent. Adjusted net loss in the first quarter was $51 million, or $0.45 per diluted share.

Tom Casey, chairman and CEO of Tronox, said: “Our first quarter financial results came in as we expected, strong in Mineral Sands and soft in Pigment. However, pigment volumes increased by 23 percent compared to the fourth quarter 2012 to the highest level since the third quarter 2011. We have now seen volume increases for two consecutive quarters and believe this may signal the end of artificially low demand levels caused primarily by customer destocking that occurred in 2012. In addition, zircon volumes increased 47 percent from the fourth quarter 2012. Our vertical integration continues on plan with more than two-thirds of our titanium feedstock sales going to our Pigment business. Our finished pigment inventory reduced from 81 days to 71 days and the average utilization rate across our pigment plants remained in the mid-70s percent range.”

1 | Page

Casey continued: “We continue to anticipate the global market for pigment to strengthen in the second half of this year. Our financial position is strong. We have built strategic flexibility. Our markets are beginning to reflect increasing demand. Our integration plan is on track to more fully demonstrate the material cost advantages it gives us as we capture margin at both feedstock and pigment levels. As a result, we have the ability to pay a regular dividend yielding an attractive return, while at the same time evaluate strategic opportunities to expand our scale relative to the market without expanding supply in a currently over-supplied market. We remain confident in the long term value creation potential of our business and intend to deliver that value to our shareholders.”

First Quarter 2013 Results

Mineral Sands

Mineral Sands segment revenue of $298 million in the first quarter was $215 million higher than revenue of $83 million in the year-ago quarter. On a pro forma basis, revenue was level to the year-ago-quarter. Revenue from intercompany sales was $143 million in the quarter and sales to third parties was $155 million, including $85 million of revenue from zircon and pig iron.

Compared to the fourth quarter 2012, overall titanium feedstock volumes were level, as third-party titanium feedstock volumes declined and a higher percentage of feedstock was sold to the Pigment segment. In the first quarter, 69 percent of titanium feedstock revenue was derived from intercompany sales, up from 59 percent in the fourth quarter 2012. Sequentially, although average market prices for CP slag declined along with other feedstocks, our average CP titanium slag pricing increased as a portion of legacy third-party sales contracts priced below market expired in the fourth quarter 2012. Rutile pricing declined modestly. Zircon revenue in the first quarter increased 6 percent compared to the fourth quarter 2012 driven by 47 percent volume growth, partially offset by 28 percent lower selling prices.

Adjusted EBITDA was $157 million in the quarter and adjusted EBITDA margin was 52.7 percent. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation. In the first quarter, $52 million of Mineral Sands gross profit was eliminated in consolidation and $28 million of

2 | Page

previously eliminated gross profit was reversed, for a net adjusted EBITDA elimination in consolidation of $24 million. Segment income from operations of $96 million increased 88 percent versus $51 million in the year-ago quarter and 269 percent versus $26 million in the fourth quarter 2012.

Pigment

Pigment segment revenue of $288 million in the first quarter was 20 percent lower than $362 million in the year-ago quarter. Compared sequentially to the fourth quarter 2012, Pigment revenue increased 13 percent, as volumes increased 23 percent and selling prices declined 8 percent. Sequentially, volume gains above 20 percent were realized in all three major regions — North America, EMEA and Asia Pacific. Volume growth was strongest in North America and Asia. The level of pricing decline was similar across all regions.

Adjusted EBITDA was a negative $37 million in the current quarter as compared to a negative $58 million in the fourth quarter 2012. Average feedstock cost for the Pigment segment in the quarter was $1,501 per metric ton, down from $1,623 per metric ton in the fourth quarter 2012. During the first quarter, approximately 88 percent of Pigment segment feedstock purchases were from the Mineral Sands segment. Finished pigment inventory declined during the first quarter with quarter-ending inventory of 71 days, down from 81 days at the end of the fourth quarter 2012. Segment loss from operations in the quarter of $68 million compares to income of $109 million in the year-ago quarter and a loss of $85 million in the fourth quarter 2012.

The company’s pigment plants continued to operate below full capacity utilization. As a result, finished pigment inventory was reduced by approximately 10 days in the first quarter compared to the fourth quarter last year. Had the company raised production rates to match demand and not reduced inventories, average plant utilization would have been 84 percent. The negative EBITDA impact of operating at the lower rate rather than 84 percent was approximately $15 million.

3 | Page

Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic manufacturing business, was $27 million in the first quarter compared to $31 million in the prior-year quarter. Electrolytic and other chemical products net sales declined primarily due to lower volumes of sodium chlorate and electrolytic manganese dioxide (EMD), and to a lesser extent, lower selling prices for EMD. The net operating loss from Corporate and Other was $24 million as compared to $28 million in the year-ago quarter.

Consolidated

Selling, general and administrative expenses for the company in the first quarter were $51 million, or 11 percent of revenue, versus $44 million, or 10 percent of revenue in the year-ago quarter. Interest and debt expense was $27 million versus $8 million in the year-ago quarter, primarily due to interest expense on senior notes issued in the third quarter 2012 and the amortization of debt issuance costs associated with those senior notes. On March 31, 2013, gross consolidated debt was $2,411 million, and debt, net of cash, was $1,036 million. For the quarter, capital expenditures were $45 million and depreciation, depletion and amortization was $73 million.

First Quarter 2013 Conference Call and Webcast

Tronox will conduct its first quarter 2013 conference call and webcast on Thursday, May 9, 2013 at 8:30am ET (New York). The live call is open to the public via Internet broadcast and telephone:

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 41214936

Conference Call Presentation Slides: will be used during the conference call and are also available on our website at http://www.tronox.com/

Webcast Conference Call Replay: Available via the Internet and telephone beginning on May 9, 2013, at 11:30am ET (New York), until May 15, 2013

4 | Page

Internet replay: www.tronox.com

Dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 41214936

About Tronox

Tronox is a global leader in the production and marketing of titanium products. Through the integration of its mineral sands and pigment business, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Explore how Tronox’s fully integrated strategy is reshaping the industry. Learn more about Tronox’s bold vision.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

5 | Page

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results and purchase accounting being applied in 2012. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•

Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•

Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•

Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

6 | Page

•

Enable investors to assess the company’s compliance with financial covenants under its debt instruments. Certain debt instruments have financial covenants that use Adjusted EBITDA as part of their compliance measures, e.g., consolidated leverage ratio, which is a ratio of indebtedness to consolidated Adjusted EBITDA; and consolidated interest coverage ratio which is a ratio of consolidated Adjusted EBITDA to interest expenses; and

•

In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies

Segment Information

Prior to the mineral sands transaction, Tronox Incorporated had one reportable operating segment representing its pigment business. The Pigment segment primarily produced and marketed TiO2, and included heavy minerals production. The heavy minerals production was integrated with its Australian pigment plant, but also had third-party sales of minerals not utilized by its pigment operations. In connection with the transaction and formation of Tronox Limited, the company acquired 74 percent of Exxaro’s South African mineral sands operations, including its Namakwa and KwaZulu-Natal Sands mines, mineral separation facilities and slag furnaces, along with Exxaro’s 50 percent share of the Tiwest Joint Venture in Western Australia. As such, the company evaluated its new operations under ASC 280, Segments, and has determined that the mineral sands division qualifies as a reportable operating segment.

As of June 15, 2012, the company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as the co-products pig iron and zircon. The heavy minerals production is integrated with the company’s Australian pigment plant, but also has third-party sales of minerals not utilized by its pigment operations. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities, electrolytic manufacturing and marketing operations and businesses that are no longer in operation; all are located in the United States.

7 | Page

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

8 | Page

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Net Sales	$470	$434
Cost of goods sold	438	277

Gross Margin	32	157
Selling, general, and administrative expenses	51	44

Income (Loss) from Operations	(19)	113
Interest and debt expense	(27)	(8)
Loss on extinguishment of debt	(4)	—
Other income (expense)	6	(1)

Income (Loss) before Income Taxes	(44)	104
Income tax provision	(1)	(18)

Net Income (Loss)	(45)	86
Income attributable to noncontrolling interest	12	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(57)	$86

Income (Loss) per share, Basic and Diluted:
Basic	$(0.50)	$1.14
Diluted	$(0.50)	$1.10
Weighted Average Shares Outstanding (in thousands) (1):
Basic	113,317	75,390
Diluted	113,317	78,665
Other Operating Data:
Capital expenditures	$45	$21
Depreciation and amortization expense	$73	$22

(1)	On June 26, 2012, the Board of Directors of Tronox Limited approved a 5-to-1 stock split for holders of its Class A ordinary shares and Class B ordinary shares at the close of business on July 20, 2012, by issuance of four additional shares for each share of the same class by way of bonus issue. All references to number of shares and per share data in the unaudited consolidated financial statements have been adjusted to reflect the stock split, unless otherwise noted.

TRONOX LIMITED

SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended March 31,
	2013	2012
Net Sales	$470	$434
Cost of goods sold	430	277

Gross Margin	40	157
Selling, general, and administrative expenses	51	32
Net income attributable to noncontrolling interests	12	—

Adjusted Income (Loss) from Operations	(23)	125
Interest and debt expense	(27)	(8)
Loss on extinguishment of debt	(4)	—
Other income (expense)	6	(1)

Adjusted Income (Loss) before Income Taxes	(48)	116
Income tax provision	(3)	(18)

Adjusted after-tax Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)*	$(51)	$98

Diluted adjusted after-tax Income (Loss) per share, attributable to Tronox Limited Shareholders	$(0.45)	$1.25

Weighted average number of shares used in diluted adjusted after-tax Income (Loss) per share (in thousands)	113,317	78,665

*	The Company believes that the Non-U.S. GAAP financial measure “Adjusted after-tax Income (Loss) Attributable to Tronox Limited Shareholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of the reorganization in bankruptcy, one-time nonoperating items and the effects related to the acquisition of the mineral sands business including certain tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (U.S. GAAP)

TO ADJUSTED AFTER-TAX INCOME (LOSS)

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (NON-U.S. GAAP)

	Three Months Ended March 31,
	2013	2012
Net income (loss) attributable to Tronox Limited Shareholders (U.S. GAAP)	$(57)	$86
Nonoperating litigation and environmental income (a)	—	(1)
Acquisition related income and expense (b)	8	10
Nonoperating one-time stock compensation charges (c)	—	3
Tax effect of reorganization and acquisition related items (d)	(2)	—

Adjusted after-tax Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(51)	$98

Diluted earnings per common share attributable to Tronox Limited Shareholders (U.S. GAAP)	$(0.50)	$1.09
Nonoperating litigation and environmental income, per diluted share	—	(0.01)
Acquisition related income and expense, per diluted share	0.07	0.13
Nonoperating one-time stock compensation charges, per diluted share	—	0.04
Tax effect of reorganization and acquisition related items, per diluted share	(0.02)	—

Diluted adjusted after-tax Income (Loss) per share attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(0.45)	$1.25

Weighted average number of shares used in diluted adjusted after-tax income (loss) per share computations (in thousands)	113,317	78,665

(a)	For the three months ended March 31, 2012 the amount represents settlements with various insurers related to costs incurred by the Company prior to bankruptcy.
(b)	Costs associated with the acquisition include professional fees related to due diligence and acquisition advice as well as investment banking fees. Additionally, the Company incurred legal fees associated with the exit from bankruptcy and the acquisition.
(c)	Represents only the portion of stock compensation that was accelerated by the consummation of the acquisition.
(d)	Represents the tax effect on acquisition costs referenced in note (b).

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2013	2012
Sales
Mineral Sands Segment	$298	$83
Pigment Segment	288	362
Corporate and Other	27	31
Eliminations	(143)	(42)

Net Sales	$470	$434

Income from Operations
Mineral Sands Segment	$96	$51
Pigment Segment	(68)	109
Corporate and Other	(24)	(28)
Eliminations	(23)	(19)

Income (Loss) from Operations	(19)	113
Interest and debt expense	(27)	(8)
Loss on extinguishment of debt	(4)	—
Other income (expense)	6	(1)

Income (Loss) before Income Taxes	(44)	104
Income tax provision	(1)	(18)

Net Income (Loss)	(45)	86
Income attributable to noncontrolling interest	12	—

Net Income (Loss) attributable to Tronox Limited Shareholders	$(57)	$86

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	March 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,375	$716
Accounts receivable, net of allowance for doubtful accounts of $3 million and $3 million, respectively	416	391
Inventories	850	914
Prepaid and other assets	28	38
Deferred income taxes	41	114

Total Current Assets	2,710	2,173
Noncurrent Assets
Property, plant and equipment, net	1,360	1,423
Mineral leaseholds, net	1,377	1,439
Intangible assets, net	318	326
Long-term deferred tax assets	169	91
Other long-term assets	81	59

Total Assets	$6,015	$5,511

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$162	$189
Accrued liabilities	178	209
Short-term debt	—	30
Long-term debt due within one year	15	10
Income taxes payable	20	24
Current deferred income taxes	5	5

Total Current Liabilities	380	467
Noncurrent Liabilities
Long-term debt	2,396	1,605
Pension and postretirement healthcare benefits	175	176
Asset retirement obligation	105	106
Deferred income taxes	214	222
Other long-term liabilities	49	53

Total Liabilities	3,319	2,629

Shareholders’ Equity
Class A ordinary shares, par value $0.01 — 64,262,967 shares issued and 62,210,323 shares outstanding at March 31, 2013 and 63,413,288 shares issued and 62,103,989 shares outstanding at December 31, 2012	1	1
Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at March 31, 2013 and December 31, 2012	—	—
Capital in excess of par value	1,435	1,429
Retained earnings	1,228	1,314
Accumulated other comprehensive loss	(185)	(95)

Total Shareholders’ Equity	2,479	2,649
Noncontrolling interest	217	233

Total Equity	2,696	2,882

Total Liabilities and Equity	$6,015	$5,511

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2013	2012
Cash Flows from Operating Activities:
Net Income (Loss)	$(45)	$86
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	73	22
Deferred income taxes	3	—
Share-based compensation expense	5	7
Amortization of debt issuance costs and discount on debt	2	1
Loss on extinguishment of debt	4	—
Pension and postretirement healthcare benefit expense, net	2	2
Other noncash items affecting net income	10	2
Contributions to employee pension and postretirement plans	(1)	—
Changes in assets and liabilities:
Increase in accounts receivable	(36)	(73)
Decrease (increase) in inventories	24	(93)
Decrease in prepaids and other assets	11	—
(Decrease) increase in accounts payable and accrued liabilities	(41)	6
Decrease in taxes payable	(7)	15
Other, net	(5)	(1)

Cash used in operating activities	(1)	(26)

Cash Flows from Investing Activities:
Capital expenditures	(45)	(21)

Cash used in investing activities	(45)	(21)

Cash Flows from Financing Activities:
Reductions of debt	(179)	(421)
Proceeds from borrowings	945	550
Debt issuance costs	(28)	(19)
Dividends paid	(29)	—
Proceeds from conversion of warrants	1	1

Cash provided by financing activities	710	111

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(5)	5

Net Increase in Cash and Cash Equivalents	659	69
Cash and Cash Equivalents at Beginning of Period	716	154

Cash and Cash Equivalents at End of Period	$1,375	$223

TRONOX LIMITED

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended March 31,
	2013	2012
Net Income (Loss)	$(45)	$86
Interest and debt expense, net of interest income of $1 million at March 31, 2013	26	8
Income tax provision	1	18
Depreciation and amortization expense	73	22

EBITDA	55	134
Loss on extinguishment of debt	4	—
Share-based compensation	5	7
Amortization of inventory step-up and unfavorable ore sales contracts from purchase accounting	8	—
Foreign currency remeasurement	(6)	(1)
Other items (a)	7	11

Adjusted EBITDA	$73	$151

(a)	Includes noncash pension and postretirement costs, accretion expense, severance expense, transaction costs, and other non-recurring items.